LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                            WATERFORD GAMING, L.L.C.
                      A Delaware Limited Liability Company

      THIS AGREEMENT ("Agreement") is entered into effective September 30, 1996 by Slavik Suites, Inc., a Michigan corporation ("Slavik"), and LMW Investments Inc., a Connecticut corporation ("LMW"), as members (individually, a "Member" and collectively, the "Members") of WATERFORD GAMING, L.L.C., a Delaware Limited Liability Company (the "Company"), who agree as follows:

                                    RECITALS:

      A. Slavik and LMW are partners, along with others, in Trading Cove Associates, a Connecticut general partnership ("TCA"). Slavik has a 25% voting, and a 22.5% profits, interest in TCA, and LMW has a 12.5% voting, and an 11.25% profits, interest in TCA.

      B. Slavik and LMW formed the Company to succeed to, and be admitted to TCA in respect of, their interests in TCA.

      C. Slavik and LMW intend for the Company to borrow approximately $65 million, secured by a pledge by the Company of all of the 15% Subordinated Notes due 2003 issued by the Mohegan Tribal Gaming Authority (the "Subordinated Notes") owned by the Company and cash and cash equivalents in a certain cash collateral account.

      D. Slavik and LMW intend for the proceeds of the above-referenced borrowing to be used, in part, as follows: (i) to fund a distribution in the aggregate amount of $10 million from the Company to Slavik and LMW and (ii) to purchase, from a third party, an additional 12.5% voting, and 11.25% profits, interest in TCA for approximately $10.6 million.

      NOW, THEREFORE, in consideration of the premises, and the mutual covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                  ORGANIZATION

      1.1 Continuation. The Company was organized as a Delaware Limited Liability Company pursuant to the Delaware Limited Liability Company Act (the "Act") by the filing of a Certificate of Formation (the "Certificate") with the Delaware Secretary of State on September 30, 1996. The Members shall continue the Company for the term and purposes, and on the conditions, hereinafter set forth.

      1.2 Name. The name of the Company shall be Waterford Gaming, L.L.C. The Company may also conduct its business under one or more assumed names.

      1.3 Purposes. The Company has been established solely for the purposes of
(i) holding the TCA partnership interests, (ii) holding the Subordinated Notes,
(iii) engaging in activities in connection with its role as a managing general partner of TCA, (iv) issuing the Senior Notes and (v) engaging in those activities as the Members may reasonably deem necessary or advisable to carry out the foregoing purposes of the Company. For so long as any of the Senior Notes remain outstanding and have not been defeased in accordance with the terms of the Indenture under which the Senior Notes were issued, the Company shall not conduct any business activities or pursue any purpose other than those activities and purposes described in the preceding sentence.

      1.4 Term. The term of the Company commenced upon the filing of the Certificate and shall end, and the Company shall dissolve, on September 30, 2020; provided, however, that if any of the events set forth in Section 8.1 of this Agreement occurs prior thereto, the Company shall dissolve upon the first to occur of such events.

      1.5 Members. For so long as any of the Senior Notes remain outstanding and have not been defeased in accordance with the terms of the Indenture under which the Senior Notes were issued, the Company shall not have, and the Members shall not permit the Company to have, at any time, fewer than two Members (the "Minimum Member Requirement").

      1.6 Offices and Resident Agent. The principal office of the Company shall be at 914 Hartford Turnpike, Waterford, Connecticut 06385, or such other office within or without the State of Delaware as the Board may from time to time determine. The Registered Office and Resident Agent of the Company shall be as designated in the Certificate or any amendment thereof.

      1.7 Definitions. The terms set forth below shall have the following meanings when used in this Agreement:

            (a) "Act" has the meaning specified in Section 1.1 of this Agreement.

            (b) "Adjusted Augmented Capital Account" has the meaning specified in Section 4.1(d)(1) hereof.

            (c) "Augmented Capital Account" has the meaning specified in Section 4.1(a) hereof.

            (d) "Board" or "Board of Directors" means the body so named in
Article VI of this Agreement.


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

            (e) "Capital Account" has the meaning specified in Section 2.3 hereof.

            (f) "Certificate" has the meaning specified in Section 1.1 of this Agreement.

            (g) "Code" means the Internal Revenue Code of 1986, as amended.

            (h) "Company" has the meaning specified in the introductory paragraph to this Agreement.

            (i) "Director" or "Directors" means a member or members of the Board of Directors.

            (j) "Disabled Member" has the meaning specified in Section 5.4(a) hereof.

            (k) "Estimation Period" means the period for which a partner who is an individual is required to estimate for federal income tax purposes his allocation of taxable income from a calendar year partnership in connection with determining his estimated federal income tax liability for such period.

            (l) "Excess Cash" has the meaning specified in Section 4.3(c) hereof.

            (m) "LMW" has the meaning specified in the introductory paragraph to this Agreement.

            (n) "Majority in Interest" means a majority in interest within the meaning of Section 301.7701-2(b)(1) of the Treasury Regulations, determined in accordance with Revenue Procedure 94-46, 1994-28 I.R.B. 129, or any successor revenue procedure or pronouncement of the Internal Revenue Service.

            (o) "Manager" or "Managers" have the respective meanings specified in Section 6.1 hereof.

            (p) "Member" and "Members" have the respective meanings specified in the introductory paragraph to this Agreement.

            (q) "Member Creditors" has the meaning specified in Section 8.2 hereof.

            (r) "Membership Interest" shall mean all of the right, title and interest of a Member (in his capacity as a member of the Company within the meaning of the Act) in and to the Company.


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

            (s) "Minimum Member Requirement" has the meaning specified in
Section 1.5 hereof.

            (t) "Percentage Interest" means, with respect to a Member, the percentage set forth opposite such Member's name below, subject to adjustment as provided in Section 4.4 below.

                   Slavik               66.67%
                   LMW                  33.33%

            (u) "Permitted Quarterly Tax Distributions" means quarterly distributions of Tax Amounts determined on the basis of the estimated taxable income of the Company, for the related Estimation Period, as determined by the Tax Amounts CPA in a statement delivered to the Company.

            (v) "Profit" and "Loss" have the meaning specified in Section 4.1(d)(2) hereof.

            (w) "Quarterly Payment Period" means the period commencing on the tenth day and ending on and including the twentieth day of each month in which federal individual estimated tax payments are due (provided, that payments in respect of estimated state income taxes due in January may instead, at the option of the Company, be paid during the last five days of the immediately preceding December).

            (x) "Regulations" has the meaning specified in Section 4.1(d)(3) hereof.

            (y) "Senior Notes" means the Senior Notes due 2003, in the original aggregate principal amount of $65,000,000, issued pursuant to an Indenture dated as of November 8, 1996 between the Company and Waterford Gaming Finance Corp., a Delaware corporation, as joint and several obligors, and Fleet National Bank, as trustee.

            (z) "Slavik" has the meaning specified in the introductory paragraph to this Agreement.

            (aa) "Special Distribution" has the meaning specified in Section 4.4 hereof.

            (bb) "Subordinated Notes" has the meaning specified in Recital C. of this Agreement.

            (cc) "Successor" has the meaning specified in Section 5.4(b) hereof.

            (dd) "Tax Amounts" means, with respect to any taxable period, an amount not greater than (A) the product of (x) the taxable income of the Company for such period as


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

determined by the Tax Amounts CPA and (y) the Tax Percentage reduced by (B) to the extent not previously taken into account, any income tax benefit attributable to the Company which could be realized (without regard to the actual realization) by its Members in the current or any prior taxable year, or portion thereof, commencing on or after the original date of issuance of the Senior Notes (including any tax losses or tax credits), computed at the applicable Tax Percentage for the year in which such benefit is taken into account for purposes of this computation.

            (ee) "Tax Amounts CPA" means a nationally recognized certified public accounting firm.

            (ff) "Tax Percentage" means, for a particular taxable year, the highest effective marginal combined rate of federal and state income tax, imposed on an individual taxpayer, as determined by the Tax Amounts CPA. The rate of "state income tax" to be taken into account for purposes of determining the Tax Percentage for a particular taxable year shall be deemed to be the higher of (A) the highest Connecticut income tax rate imposed on individuals for such year or (B) the sum of (x) the highest Michigan income tax rate imposed on individuals for such year and (y) the Michigan intangibles tax rate.

            (gg) "Targeted Distribution Amount" has the meaning specified in
Section 4.1(c) hereof.

            (hh) "TCA" has the meaning specified in Recital A. of this Agreement.

            (ii) "True-up Amount" means, in respect of a particular taxable year, an amount determined by the Tax Amounts CPA equal to the difference between (x) the aggregate Permitted Quarterly Tax Distributions actually distributed in respect of such taxable year and (y) the aggregate amount permitted to be distributed in respect of such year as determined by reference to the Company's Internal Revenue Service Form 1065 filed for such year. For purposes of this Agreement, the amount equal to the excess, if any, of the amount described in clause (x) above over the amount described in clause (y) above shall be referred to as the "True-up Amount due to the Company" and the excess, if any, of the amount described in such clause (y) over the amount described in such clause (x) shall be referred to as the "True-up Amount due to the Members."

                                   ARTICLE II

                          BOOKS, RECORDS AND ACCOUNTING

      2.1 Books and Records. The Company shall maintain complete and accurate books and records of its business and affairs as required by the Act and such books and records shall


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be kept at Company's principal office. Each Member shall have complete access to all books and records of the Company at the Company's offices during normal business hours.

      2.2 Fiscal Year; Accounting. The Company's fiscal year shall be the calendar year. The particular accounting methods and principles to be followed by the Company shall be chosen by the Board.

      2.3 Capital Accounts. The Company shall maintain a separate capital account for each Member (each such account, a "Capital Account"). Each Member's Capital Account shall be increased by the Member's capital contributions and the Member's share of any Profits and items of income or gain of the Company. Each Member's Capital Account shall be decreased by distributions made to the Member and the Member's share of any Losses and items of expense or loss of the Company. In accordance with Section 1.704-1(b)(2)(iv)(q) of the Treasury Regulations, each Member's Capital Account shall be adjusted in a manner that maintains equality between the aggregate of all of the Members' Capital Accounts and the amount of capital reflected on the Company's balance sheet as computed for book purposes.

                                   ARTICLE III

                              CAPITAL CONTRIBUTIONS

      3.1 Initial Capital Contributions.

            (a) Slavik shall contribute all of its interest in TCA to the capital of the Company. The parties agree that the fair market value of such interest is $21.2 million, which amount shall be credited to Slavik's Capital Account.

            (b) LMW shall contribute all of its interest in TCA to the capital of the Company. The parties agree that the fair market value of such interest is $10.6 million, which amount shall be credited to LMW's Capital Account.

            (c) No interest shall accrue on any capital contribution and no Member shall have any right to withdraw or to be repaid any capital contribution except as provided in this Agreement.

      3.2 Additional Capital Contributions. The Members shall contribute to the capital of the Company such amounts as the Board may determine to be necessary or appropriate to conduct the business or carry out the purposes of the Company. Any such additional capital shall be contributed by the Members pro rata, in proportion to their Percentage Interests, or on any other basis agreeable to them.


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

      3.3 Loans. In the event that the Board determines that the Company requires additional funds, and any Member is unwilling to contribute its share of such additional funds to the capital of the Company pursuant to Section 3.2 above, then the other Member shall be permitted, but not obligated, to advance such funds to the Company as a loan. Any such loan shall (i) be unsecured, unless all of the Members agree otherwise, (ii) bear interest at the prime rate as publicly announced from time to time by NBD Bank, and (iii) be repayable from the first funds available to the Company.

                                   ARTICLE IV

                          ALLOCATIONS AND DISTRIBUTIONS

      4.1 Allocations of Profit and Loss.

            (a) After giving effect to the special allocations set forth in
Section 4.1(b) hereof, Profit and Loss for any fiscal year shall be allocated between the Members so that their Capital Accounts, increased by their respective "shares of partnership minimum gain" and "shares of partner nonrecourse debt minimum gain" (as so increased, a Member's Capital Account is hereinafter referred to as its "Augmented Capital Account") are, as nearly as possible, in the ratio of their Percentage Interests; provided, however, that no Loss or item of expense or loss shall be allocated to any Member for any fiscal year to the extent that such Loss or item of expense or loss would create or increase a deficit in such Member's Adjusted Augmented Capital Account.

            (b) The following special allocations shall be made in the following order:

                  (1) Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in "partnership minimum gain" during any fiscal year, each Member shall be specially allocated items of income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's share of the net decrease in "partnership minimum gain," determined in accordance with Section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. This Section 4.1(b)(1) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

                  (2) Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in "partner nonrecourse debt minimum gain" attributable to a "partner nonrecourse debt" during any fiscal year, each Member who has a "share of partner nonrecourse debt minimum


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

      gain" attributable to such "partner nonrecourse debt," determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of income and gain for such fiscal year (and, if necessary, for subsequent fiscal years) in an amount equal to such Member's share of the net decrease in "partner nonrecourse debt minimum gain" attributable to such "partner nonrecourse debt," determined in accordance with Section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. This Section 4.1(b)(2) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

                  (3) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-
      1(b)(2)(ii)(d)(6) of the Regulations, items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, any deficit in the Adjusted Augmented Capital Account of such Member as quickly as possible.

                  (4) Any "nonrecourse deductions" for any fiscal year shall be specially allocated between the Members pro rata, in accordance with their Percentage Interests.

                  (5) Any "partner nonrecourse deductions" for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the "partner nonrecourse debt" to which such "partner nonrecourse deductions" are attributable in accordance with Section 1.704-2(i)(1) of the Regulations.

            (c) It is intended that the amount to be distributed to a Member pursuant to Section 8.2 of this Agreement shall equal the amount such Member would receive if liquidation proceeds were instead distributed in accordance with Section 4.3 (disregarding Section 4.3(c)) of this Agreement. This intended distribution amount for a Member is referred to as such Member's "Targeted Distribution Amount." Notwithstanding any preceding provision to the contrary in this Section 4.1, if, upon a termination and liquidation of the Company, any Member's ending Capital Account balance immediately prior to the distributions to be made pursuant to Section 8.2 of this Agreement would otherwise be less than such Member's Targeted Distribution Amount, then, to the extent amended tax returns can be filed for prior fiscal years of the Company, such Member shall be specially allocated items of income or gain for such prior years, and items of loss or deduction for such prior years shall be allocated away from such Member to the other Member, until Profit or Loss for


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

the year(s) of termination and liquidation of the Company can be allocated so as to cause each Member's actual Capital Account balance to equal the Targeted Distribution Amount for such Member (and such Profit or Loss shall be so allocated pursuant to Section 4.1(a) hereof).

            (d) For purposes of this Agreement:

                  (1) "Adjusted Augmented Capital Account" means, with respect to any Member, such Member's Augmented Capital Account (i) reduced by those anticipated allocations, adjustments and distributions described in
      Section 1.704-l(b)(2)(ii)(d)(4)-(6) of the Regulations, and (ii) increased by the amount of any deficit in such Member's Capital Account that such Member is deemed obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Regulations.

                  (2) "Profit" and "Loss" each means, for each fiscal year of the Company or other period, the Company's profit or loss (as determined for purposes of preparing the balance sheet referenced in Section 2.3 hereof), computed without taking into account any items of income, gain, expense or loss allocated pursuant to Section 4.1(b) hereof.

                  (3) "Regulations" means the regulations promulgated by the U.S. Department of Treasury under the Code.

                  (4) All items set off in quotation marks and not otherwise defined shall have the meanings ascribed to them in the Regulations.

      4.2 Allocations Solely for Tax Purposes. In accordance with Section 704(c) of the Code, and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated between the Members so as to take account of any variation between the fair market value and adjusted tax basis of such asset at the time of such contribution. Accordingly, any taxable gain recognized by the Company on the sale or other disposition of the interests in TCA contributed by the Members shall be allocated (i) first, to each Member in the amount by which the fair market value of the interest in TCA contributed by such Member to the Company exceeds such Member's tax basis in such interest at the time of contribution, and (ii) then, between the Members, pro rata, the ratio in which the book gain on such sale or other disposition is allocated between them pursuant to Section 4.1 hereof; provided, however, that if taxable gain on such sale or other disposition is reported on the installment method for federal income tax purposes, then any such taxable gain reported for a fiscal year shall be allocated between the Members in the ratio that all such taxable gain would have been


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allocable between the Members in the year of such sale or other disposition pursuant to this Section 4.2 if the installment method of reporting had been inapplicable.

      4.3 Distributions.

            (a) For so long as any of the Senior Notes remain outstanding and have not been defeased in accordance with the terms of the Indenture under which the Senior Notes were issued, the Company shall not make any distributions to the Members, other than:

                  (1) the Special Distribution; and

                  (2) for so long as the Company is a partnership or substantially similar pass-through entity for federal income tax purposes, pro rata distributions to the Members based on their Percentage Interests, during each Quarterly Payment Period, in an aggregate amount not to exceed the Permitted Quarterly Tax Distribution in respect of the related Estimation Period.

For purposes of clause (2) above, if any portion of a Permitted Quarterly Tax Distribution is not distributed during such Quarterly Payment Period, the Permitted Quarterly Tax Distribution payable during the immediately following Quarterly Payment Period shall be increased by such undistributed portion. Within 10 days following the Company's filing of Internal Revenue Service Form 1065 for the immediately preceding taxable year, the Tax Amounts CPA shall deliver to the Company a written statement indicating in reasonable detail the calculation of the True-up Amount. In the case of a True-up Amount due to the Members, the Permitted Quarterly Tax Distribution payable during the immediately following Quarterly Payment Period shall be increased by such True-up Amount. In the case of a True-up Amount due to the Company, the Permitted Quarterly Tax Distribution payable during the immediately following Quarterly Payment Period shall be reduced by such True-up Amount and the excess, if any, of the True-up Amount over such Permitted Quarterly Tax Distribution shall be applied to reduce the immediately following Permitted Quarterly Tax Distributions until such True-up Amount is entirely offset.

            (b) Commencing on the date that none of the Senior Notes remain outstanding or undefeased in accordance with the terms of the Indenture under which the Senior Notes were issued, the Excess Cash of the Company shall be distributed, at such times as the Board shall determine, to the Members pro rata, based on their Percentage Interests.

            (c) As used in this Agreement,"Excess Cash" means (i) all cash and cash equivalent assets of the Company, less (ii) any amounts that the Board decides to retain in the Company (A) as reserves to pay expenses and meet obligations of the Company or (B) for future investment in accordance with the purposes of the Company.


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

            (d) In the event of any inconsistency between the provisions of this
Section 4.3 and the provisions of Section 8.2 hereof, the provisions of Section
8.2 hereof shall govern and control.

      4.4 Special Distribution From Proceeds of Borrowing. The Company is expected to borrow approximately $65 million from institutional lenders. Ten million dollars ($10,000,000) of the proceeds of the borrowing shall be distributed to the Members in accordance with their original Percentage Interests (the "Special Distribution"). If, concurrently with or following such distribution, the principals of LMW (who are Len and Mark Wolman) purchase (or pay for the purchase of) stock of Slavik, then the Members' Percentage Interests shall be adjusted automatically and prospectively to be as follows:

                 Slavik                      67.7967%
                 LMW                         32.2033%

                                    ARTICLE V

                       ASSIGNMENT OF MEMBERSHIP INTERESTS

      5.1 General. No sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation or other disposition of any Member's Membership Interest shall be made except with the express written consent of the other Member(s), which consent may be withheld in such other Member's sole and absolute discretion. Any attempted disposition of a Member's Membership Interest, or any portion thereof, in violation of this provision is null and void ab initio and the Company shall not be obligated to recognize any such attempted disposition.

      5.2 Admission of Substitute Members. An assignee of a Member's Membership Interest shall be admitted as a substitute member and shall be entitled to all the rights and powers of the assignor, provided that (i) the other Member(s) consent(s) to the admission of such assignee as a substitute member,which consent may be withheld in such other Member's sole and absolute discretion, and
(ii) the assignee accepts, adopts, approves and agrees, in writing, to be bound by all of the terms and provisions of this Agreement. If admitted, the assignee, as a substitute member, shall have, to the extent assigned, all of the rights and powers, and shall be subject to all of the restrictions and liabilities, of the assigning Member. The assignor shall not thereby be relieved of any of its unperformed obligations to the Company.


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      5.3 Withdrawal. Subject to the other provisions of this Article V, each
Member agrees not to withdraw from the Company without the consent of the other Member(s). If a Member withdraws in violation of this provision, then (i) such Member's Membership Interest shall be forfeited and such Member shall cease to have any interest in, or rights with respect to, the Company, and (ii) such Member shall be liable for its unperformed obligations to the Company and any damages caused by its withdrawal.

      5.4 Dissolution, etc., of a Member.

            (a) Upon the dissolution, insolvency or bankruptcy of a Member which is a legal entity, or the death, incompetency, insolvency or bankruptcy of a Member who is a natural person (each, a "Disabled Member"), the Company shall dissolve unless, within ninety (90) days thereafter, the remaining Member (or, if there is, at such time, more than one remaining Member, then a Majority in Interest of the remaining Members) decides to continue the business and affairs of the Company in accordance with Section 801(4) of the Act.

            (b) Subject to the Minimum Member Requirement, if, following the dissolution, insolvency or bankruptcy of a Member which is a legal entity, or the death, incompetency, insolvency or bankruptcy of a Member who is a natural person, the business and affairs of the Company are continued pursuant to
Section 5.4(a) hereof, then the Company shall purchase, and the Disabled Member or its estate or other successor in interest ("Successor") shall sell, the Disabled Member's entire Membership Interest in, and any loans from the Disabled Member to, the Company for such price and on such terms as the Disabled Member or its Successor and the other Member(s) shall mutually agree, unless the remaining Member (or, if there is, at such time, more than one remaining Member, then a Majority in Interest of the remaining Members) agrees to admit the Disabled Member's Successor to the Company as a substitute member. If the remaining Member (or, if there is, at such time, more than one remaining Member, then a Majority in Interest of the remaining Members) agrees to admit the Disabled Member's Successor to the Company as a substitute member, but the Disabled Member's Successor refuses to be so admitted, then the Disabled Partner shall be deemed to have withdrawn from the Company, and the provisions of
Section 5.3 shall apply.

            (c) If the Disabled Member or its Successor and the other Member(s) cannot agree on the purchase price for the Disabled Member's Membership Interest in, and loans to, the Company, then such purchase price shall be the amount that would be distributed in respect of such Membership Interest, plus the amount of such loans that would be repaid, if the assets of the Company were sold for their fair market value, the proceeds of such sale were used to pay the Company's liabilities (as determined by the Company's regular accountant), including loans from Members, and any remaining proceeds were distributed to the Members pursuant to Section 8.2 hereof. For purposes of applying the foregoing,
(i) the fair market value of the assets of the Company shall be determined by an appraiser selected by the parties or, if the parties cannot agree on an appraiser, then by an appraiser selected by the Company's regular accountant, and (ii) such fair market value, and the Company's liabilities, shall be determined as of the date of dissolution, death, incompetency, insolvency or bankruptcy of the Member whose Membership Interest is being purchased.

      5.5 Closing. The closing of the purchase of a Membership Interest pursuant to Section 5.4 hereof shall take place on the business day which is (or is nearest to) sixty (60) days after the earlier of (a) the expiration of the 90-day period prescribed in Section 5.4(a) hereof or (b) the decision to continue the business and affairs of the Company referred to in such Section 5.4(a). At the closing, the following shall occur:

                  (1) The purchase price for the Membership Interest shall be paid to the seller by certified or cashier's check payable to the order of the seller.

                  (2) The seller shall execute and deliver to the purchaser an assignment of the Membership Interest and such other documents, in form and substance satisfactory to the purchaser, as may be necessary to assign and transfer the Membership Interest to the purchaser.

                                   ARTICLE VI

                               BOARD OF DIRECTORS

      6.1 General Powers. The property, affairs and business of the Company shall be managed by Slavik and LMW as managers (individually, a "Manager" and collectively, the "Managers") pursuant to Section 18-402 of the Act. Slavik and LMW will retain all of the management authority vested in them under this Agreement and the Act, but in order to assist with the administration of their management responsibilities, they shall each appoint Directors as their representatives on the Board of Directors as provided in Section 6.2. The Managers shall in the aggregate own at least 20% of the total interests in the Company.

      6.2 Number; Election; Term of Office; and Qualifications. The number of Directors of the Company shall be four, consisting of two Directors appointed by Slavik and two Directors appointed by LMW. Such appointment shall be by written notice thereof given by Slavik or LMW, as the case may be, to the other. Any Director may be removed at any time by the Manager who appointed him, by giving written notice of such removal to the other Manager, with a copy to the Board of Directors. Each Director shall continue in office until his removal in the manner just described or until his earlier death or resignation in the manner provided in Section 6.3 below. Each Director shall be an officer of a Manager and shall at all times remain subject to the direction and control of his appointing Manager.


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

      6.3 Resignation. Any Director may resign at any time by giving written notice to the Managers and the Board of Directors. Unless otherwise specified therein, such resignation shall take effect on receipt thereof by the Manager who appointed the resigning Director.

      6.4 Vacancies. If any vacancy shall occur in the Board of Directors by reason of death, resignation or removal, such vacancy may be filled at any time by the appointment of a new Director by the Manager whose appointee's death, resignation or removal resulted in such vacancy. Such appointment shall be in the manner provided in Section 6.2 above. In the event that the resignation of any Director shall specify that it shall take effect at a future date, the vacancy resulting from such resignation may be filled prospectively in the same manner as provided above.

      6.5 Annual and Regular Meetings. Annual and regular meetings of the Board of Directors may be held at such times and places, within or without the State of Delaware, as the Board of Directors may from time to time determine by resolution duly adopted at any meeting of the Board of Directors, and unless otherwise determined by the Board of Directors shall be held at least once annually. The time, place and purpose of such meeting shall be stated as set forth in Section 6.7 below, unless such notice is waived by the Directors entitled thereto in the manner provided in Section 6.14 below.

      6.6 Special Meetings. A special meeting of the Board of Directors may be called at any time by the Chairman of the Board, and shall be called by the Chairman of the Board on the written request of at least one-half (1/2) of the Directors then in office, and shall be held at such time and place, within or without the State of Delaware, as may be fixed by the Chairman of the Board or by such Directors in such request, as the case may be, provided that the time so fixed shall permit the giving of notice as provided in Section 6.7 below.

      6.7 Notice of Meetings. Notice of the time, place and purposes of each meeting of the Board of Directors shall be sent to each Director by mail or verified facsimile addressed to him at the address or fax number as it appears on the records of the Company, or telephoned or delivered to him personally, at least thirty (30) days before the meeting is to be held. Any notice may be waived as provided in Section 6.14 below.

      6.8 Quorum. At all meetings of the Board of Directors, the presence of all of the four Directors shall be necessary to constitute a quorum for the transaction of business. If a quorum shall be present, the act of a majority of the total number of Directors shall be required to constitute the act of the Board of Directors. In the absence of a quorum, any Director present, without notice other than by announcement at the meeting, may adjourn the meeting from time to time, for a period of not more than thirty (30) days at any one time, until a quorum shall be present.

      6.9 Regulations. The Board of Directors may adopt such rules and regulations for the conduct of its meetings and for the management of the property, affairs and business of the Company as it may deem proper, not inconsistent with law or this Agreement.

      6.10 Compensation. Directors may receive such compensation for their services, and allowances for expenses, as the Board of Directors may fix from time to time.

      6.11 Participation in a Meeting by Conference Telephone. Any member of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this section shall constitute presence in person at such meeting within the meaning of Section 6.8 above, or for any other purpose.

      6.12 Written Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if a written consent thereto shall be signed by each member of the Board, and such written consent or consents shall be filed with the minutes or proceedings of the Board.

      6.13 Minutes. The Chief Financial Officer of the Company or such other person as is designated by the Board of Directors shall prepare written minutes or proceedings of all Board and committee meetings, including all actions taken, and promptly mail such minutes or proceedings to all Directors.

      6.14 Waiver of Notice. Whenever any notice is required to be given by this Agreement, a written waiver thereof by the person or persons entitled to such notice, given before or after the time stated therein, shall be deemed equivalent to such notice.

                                   ARTICLE VII

                                    OFFICERS

      7.1 Number. The officers of the Company shall be a Chairman of the Board and Chief Executive Officer and a Chief Financial Officer and Secretary. Other officers may be elected or appointed in accordance with the provisions of
Section 7.2 below. Any two (2) or more offices may be held by the same person.

      7.2 Selection, Term of Office and Qualification.

            (a) The initial Chairman of the Board and Chief Executive Officer of the Company shall be Len Wolman and the initial Chief Financial Officer and Secretary of the Company shall be Del J. Lauria, who shall hold office until their successors are chosen and shall qualify in their stead or they resign or are removed. Successors to the officers enumerated in Section 7.1 above shall be elected by the Board of Directors and shall hold office until their successors are chosen and shall qualify in their stead, they resign or are removed.

            (b) Other officers, including without limitation Vice Presidents, a Secretary, a Treasurer, Assistant Secretaries and Assistant Treasurers, may be chosen in such manner, hold office for such period, have such authority, perform such duties and be subject to removal as may be determined by the Board of Directors.

      7.3 Resignation. Any officer may resign at any time, unless otherwise provided in any contract with the Company, by giving written notice to the Secretary or, if there is no Secretary, to the Managers. Unless otherwise specified therein, such resignation shall take effect on receipt thereof by both Managers.

      7.4 Removal. Any officer may be removed at any time, either with or without cause, by the affirmative vote of three-fourths (3/4) of the Directors then in office.

      7.5 Chairman of the Board. The Chairman of the Board and Chief Executive Officer shall be the chief executive officer of the Company and shall, if present, preside at all meetings of the Members and of the Board of Directors.

      7.6 Chief Financial Officer. The Chief Financial Officer shall be the chief financial and accounting officer and shall perform such duties as from time to time directed by the Board of Directors.

      7.7 Surety Bonds. In the event that the Board of Directors shall so require, any officer or agent of the Company shall execute to the Company a bond in such sum and with such surety or sureties as the Board of Directors may direct, conditioned on the faithful performance of his duties to the Company.

                                  ARTICLE VIII

                           DISSOLUTION AND WINDING UP

      8.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events:

            (a) at any time specified in the Certificate or this Agreement;

            (b) upon the happening of any event specified in this Agreement; or

            (c) provided that none of the Senior Notes remain outstanding or undefeased in accordance with the terms of the Indenture under which the Senior Notes were issued, the unanimous decision of the Members to dissolve the Company.

      8.2 Winding Up. Upon dissolution, the Company shall cease carrying on its business and affairs and shall commence the winding up of the Company's business and affairs and the liquidation of its assets. Upon the winding up of the Company, the assets of the Company shall be distributed first to creditors, other than creditors who are Members or former Members or their affiliates (collectively, "Member Creditors"), to the extent permitted by law, in satisfaction of the Company's debts, liabilities and obligations, second to Member Creditors, and finally to Members in accordance with their Capital Account balances. Such proceeds shall be paid to such Members within ninety (90) days after the date of winding up.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

      9.1 Indemnification. Except as otherwise provided in the Act, the Company shall indemnify, defend and hold harmless a Member from any claim or liability, and from any loss, cost or expense, including, but not limited to, attorneys' fees and court costs, which may be made or imposed upon such Member by reason of any act performed for or on behalf of the Company or in furtherance of the Company's business, or any omission to act, except for acts and omissions that constitute wilful misconduct, fraud, bad faith or improper distributions to the extent set forth in the Act.

      9.2 Terms. Nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require.

      9.3 Article Headings. The Article headings contained in this Agreement have been inserted only as a matter of convenience and for reference, and in no way shall be construed to define, limit or describe the scope or intent of any provision of this Agreement.

      9.4 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same.

      9.5 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or written, among the parties hereto with respect to the subject matter hereof.

      9.6 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

      9.7 Amendment. This Agreement may only be amended by unanimous written consent of the Members of the Company; provided, however, that unless the written consent of the holders of more than 66-2/3% of the aggregate principal amount of Senior Notes then outstanding (as determined under the Indenture under which the Senior Notes were issued) has been obtained, for so long as any of the Senior Notes remain outstanding and have not been fully defeased pursuant to
Article VII of the Senior Note Indenture, no purported amendment shall be made, and any such purported amendment shall be void and ineffective, to the extent that such amendment would result in, or have the effect of, (A) causing the Company to be treated, for Federal income tax purposes, as an association or a publicly traded partnership taxable as a corporation or (B) modifying Sections 1.3, 1.5, 4.3(a), 8.1(c) and this Section 9.7 of this Agreement.

      9.8 Notices. Any notice permitted or required under this Agreement shall be conveyed to the party at the address reflected in the introductory paragraph of this Agreement and will be deemed to have been given, when deposited in the United States mail, postage prepaid, or when delivered in person, or by courier or by facsimile transmission.

      9.9 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and shall inure to the benefit of the parties, and their respective heirs, successors and assigns.

      9.10 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

                                    ARTICLE X

                          DISPUTE RESOLUTION PROCEDURE

      10.1 Dispute Resolution Procedure. In the event any dispute or controversy arises under this Agreement or in connection with the operations of the Company, the parties agree to make a good faith effort to resolve said matter. In the event that the parties have not resolved the dispute set forth above within a thirty (30) day period, the parties agree to the appointment of an arbitrator under the rules of the American Arbitration Association whose decision shall be final and binding and may be certified to any court of competent jurisdiction for the entry of a judgment. Such arbitration shall take place in Waterford, Connecticut, or such other location as the Members may mutually agree. Each party shall bear its own costs of the arbitration, except that the fees of the arbitrator and any other common costs shall be borne equally by the parties to the arbitration. The parties further agree to release and hold harmless the arbitrator from his decision with respect to said disputed provision or provisions and will assert no claims against the arbitrator resulting from his actions in conjunction with the specific provisions of this Article.

      IN WITNESS WHEREOF, the parties hereto make and execute this Agreement as of the date first above written. SLAVIK SUITES, INC.

                                       By: /s/ Del J. Lauria
                                          ------------------------------

                                           Its: Executive Vice President

                                       LMW INVESTMENTS INC.

                                       By: /s/ Len Wolman
                                          ------------------------------

                                           Its: President


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